EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”) is made as of the 20th day of April, 2005 by and between CALYPSO WIRELESS, INC., a corporation duly organized and existing under the laws of the State of Delaware with its principal place of business at Miami, Florida (“CALYPSO”) and FRANC TELECOM, LTD., a company registered under the laws of England and having its registered office at London, England (the “Distributor”) including Evolution Answers, Ltd. (Sales and distribution) and Franc Advertising, Ltd. (Advertising), both wholly owned entities of FRANC TELECOM, LTD., as holding company.

WHEREAS, because this is the initial Agreement between the parties, and because of certain marketing and technological advances, both parties acknowledge that ongoing review and amendments to this Agreement may be necessary.

WHEREAS, CALYPSO has for supply a mobile dual mode cellular Wi-Fi broadband telephone, for transmittal of voice and video;

WHEREAS, CALYPSO, subject to certain exceptions and conditions desires Distributor to act as its exclusive distributor in the United Kingdom, to sell the Products designed and manufactured by CALYPSO under the brand name Calypso and desires to appoint Distributor as its exclusive Distributor in the Territory; and

WHEREAS, Distributor is willing to sell and distribute CALYPSO’s Products and be appointed Distributor pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

1. Definitions and Interpretation.
1.1. In this Agreement, the following words and expressions shall have the following meanings:
 “Affiliate” shall mean, with respect to any party, any Person which, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) shall mean, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Agreement Products” shall mean the CALYPSO mobile broadband telephone, Model Numbers C1250i and C1500i or its substantial equivalent the specifications of each of which are set forth on Exhibit A. In addition, upon mutual written agreement, the parties may include additional products as “Agreement Products” by attaching the specifications for such product(s) to Exhibit A, which specifications shall including the initial Minimum Price for such additional product(s). Upon attaching such specifications, each additional product shall be deemed an “Agreement Product” hereunder.
“Agreement Product Specifications” shall mean the specifications for the Agreement Products set forth in Exhibit A, as such specifications may be modified or supplemented by CALYPSO from time to time.
“Agreement Year” shall mean the twelve (12) month period commencing on April 2oth, 2005 and each separate successive twelve (12) month period thereafter.
“Binding Forecast” shall mean that term as defined in Section 7.3(a).
“Dollars” and “$” shall mean the lawful currency of the United States of America.
“Effective Date” shall mean the date of the commencement upon signatures by the Parties of this Agreement.
“Fee Payment Default” shall mean that term as defined in Section 7.1(c).
“Initial Term” shall mean that term as defined in Section 3.2.
“Launch” shall mean the commencement by the Distributor of sales of an Agreement Product in commercial quantities in the Territory for use in the Territory.
“Minimum Amounts” shall initially mean the number of units Distributor shall purchase as set forth in Section 7.2 (a).
“Patents” shall mean Letters Patent or similar statutory rights relating to any Agreement Products (including any continuation-in-part, continuation or division thereof or substitute thereof), and patent applications which are pending as of the Effective Date, in each case as set forth in Exhibit B, together with any supplementary or complementary protection certificates thereof if and when such are granted.

“Person” shall mean an individual, a corporation, limited liability company, a partnership, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.
“Product License Approvals” shall mean those regulatory approvals required for the importation, promotion, marketing and sale of the Agreement Products in the Territory (including any reimbursement or pricing approvals).
“Territory” shall mean the United Kingdom.
1.2. In this Agreement, unless the context otherwise requires:
(a) clause headings are inserted for convenience of reference only and have no legal effect;
(b) references to sections, exhibits and schedules are to be construed as references to the sections of, and exhibits and schedules to, this Agreement and references to this Agreement include its exhibits and schedules;
(c) references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended, varied, substituted, supplemented, restated or novated in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of CALYPSO;
(d) words importing the plural shall include the singular and vice versa;
(e) references to a person shall be construed as including references to an individual, firm, consortium, company, corporation, unincorporated body of persons or any State or any agency thereof; and
(f) references to statutory provisions shall be construed as references to those provisions as replaced, amended or re-enacted from time to time.
2. Appointment; Best Efforts; Exclusivity.
2.1. Appointment.
(a) Subject to the terms and conditions hereinafter set forth, CALYPSO hereby appoints the Distributor as its exclusive (except to the extent set forth in Section 2.3) distributor for the promotion, marketing, sale and distribution within the Territory of the Agreement Products supplied by CALYPSO or an Affiliate of CALYPSO to the Distributor pursuant to this Agreement.
(b) Distributor is also seeking to be named the exclusive distributor for other countries comprising the European Union. Before making an appointment for a distributor within the European Union, CALYPSO will first advise and reasonably discuss the opportunity with Distributor. If Distributor should provide bankable orders for 500,000 or more units within six (6) months of the execution of this contract, CALYPSO will give full, fair and reasonable consideration to including the remaining countries comprising the European Union within the defined Territory.
(c) Except as specifically provided to the contrary herein, the foregoing appointment shall not be construed, by implication or otherwise, (i) to effect any sale of proprietary CALYPSO technology, (ii) to grant any license relating to CALYPSO’s proprietary methods of formulating, fabricating and manufacturing the Agreement Products, or (iii) to grant the Distributor any rights in or to any proprietary technology or patents or trademarks of CALYPSO.

2.2. Acceptance of Obligations; Best Efforts. The Distributor hereby accepts the appointment described in Section 2.1 and hereby agrees to use its best efforts at all times during the term hereof to promote, market, sell and distribute the Agreement Products in the Territory. Distributor’s “best efforts” in this Section 2.2 shall mean that Distributor shall use generally the same channels and methods, exercise the same degree of effort and diligence, and adhere to the same standards as Distributor and its Affiliates would apply in distributing their own actively-promoted products, and shall be such as are commercially reasonable.
2.3. Conversion to Non-Exclusive Distributorship. In the event that in any Agreement Year including and after the First Agreement Year (and so long as (i) no force majeure condition of Distributor exists at such time pursuant to Section 20, (ii) CALYPSO has met its supply obligations under Section 7.4 and (iii) Distributor is able to lawfully sell any Agreement Products in the Territory), the Distributor’s Net Sales of the Agreement Products in the Territory in such Agreement Year comprise less than the Minimum Amounts during each Agreement Year, either CALYPSO or the Distributor may elect upon 60 days notice, but in any event not later than 30 days after the end of the applicable Agreement Year, to convert the Distributor’s distribution rights under this Agreement in the Territory from exclusive to non-exclusive; provided, however, that Distributor may cure, within 60 days after receipt of any such notice from CALYPSO, a shortfall of Net Sales with respect to the Territory for an Agreement Year by paying to CALYPSO within 30 days after such Agreement Year an amount equal to 20% of such shortfall in such Agreement Year for such Territory; further provided that at CALYPSO’s election, CALYPSO may refuse to allow such cure if Distributor has taken advantage of such cure provision in each of the two preceding Agreement Years. Upon conversion of Distributor’s rights to a non-exclusive distribution arrangement in the Territory, CALYPSO shall have the right to distribute the Agreement Products and/or engage another distributor for the Territory. Notwithstanding the foregoing, the Distributor shall retain the right to use all trademarks under which the Distributor launched the Agreement Products in the Territory.

3. Term and Termination.
3.1. Effective Date. This Agreement shall take effect as of the Effective Date.
3.2. Term.
(a) Unless this Agreement is sooner terminated in accordance with the provisions of this Agreement, the term of the appointment hereunder for shall commence on the first day of the first Agreement Year and shall end on the last day of the Fifth Agreement Year (the “Initial Term”).
(b) Unless this Agreement is sooner terminated in accordance with the provisions of this Agreement, the appointment of the Distributor hereunder as exclusive distributor of the Agreement Products shall be renewable, upon 30 days written notice prior to the end of the Initial Term, for an additional consecutive term of 12 months following the date of expiration of the Initial Term.
3.3. Inventory.
(a) Upon termination of this Agreement for any reason, CALYPSO shall have the right (but not the obligation) to repurchase all or part of the inventory of the Agreement Products held by the Distributor or its Affiliates.

(b) The price for inventory to be repurchased by CALYPSO pursuant to Section 3.3(a) above shall be the cost thereof actually paid by the Distributor to CALYPSO. With respect to any quantities not repurchased by CALYPSO, the Distributor shall have the right to sell such inventory of the Agreement Products, in its usual and customary manner, in the ordinary course of business.
3.4. Insolvency. This Agreement may be immediately terminated by either party, upon giving written notice to the other party, in the event that the other party shall become insolvent or be declared bankrupt by a court of competent jurisdiction or shall be the subject of any reorganization (other than a corporate reorganization effected in the ordinary course of business and not arising out of any insolvency) or winding up, receivership or dissolution, bankruptcy or liquidation proceeding, or any proceeding or action similar to one or more of the above, in which case termination shall be effective upon such written notice. The failure of either party to give notice of termination upon obtaining knowledge of any such event shall not be interpreted as a waiver of such party’s rights under this Section 3.4, and such party reserves the right to exercise any such rights at any time after the occurrence of any such event.

3.5. Breach. This Agreement may be terminated by either party if the other party shall breach any of its payment obligations hereunder or if either party shall commit a material breach of any of its warranties, covenants, conditions, obligations or agreements contained herein, provided that such breach shall continue for a period of 30 days after written notice thereof and provided further that such termination shall be immediately effective upon further written notice to that effect to the breaching party after its failure to cure such breach within such applicable notice period.
3.6. Certain Rights Upon Termination. Upon termination of this Agreement for any reason whatsoever, CALYPSO shall have the following rights:
(a) CALYPSO shall have the unrestricted right to review, access, use and permit others to review, access and use, either directly or by cross-reference or incorporation or otherwise, all information, data, investigations, marketing information disseminated by Distributor publicly to customers and all information required to be provided to CALYPSO by law, information relating to regulatory approvals pertaining to the Agreement Products (the “Information”) which are possessed or controlled by the Distributor or any of its Affiliates, or to which the Distributor or any of its Affiliates has a right to review, access or use. The Distributor unconditionally agrees promptly to take any action and to execute and deliver to CALYPSO any documents or instruments reasonably requested by CALYPSO to permit CALYPSO to make full use of such unrestricted right.
(b) Further, CALYPSO shall have exclusive ownership rights to the Trademarks and to all other product specific logos, slogans and other intangibles used by the Distributor solely in association with the independent sale of the Agreement Products (including any and all good will associated with the Agreement Products and all registrations relating thereto) possessed or controlled by the Distributor or any of its Affiliates, and the Distributor unconditionally agrees, subject to the provisions of Section 3.3(b), (i) immediately upon termination to cease using the Trademarks and any such logos, slogans, and marketing rights of CALYPSO or any imitations thereof and (ii) immediately to execute and deliver to CALYPSO any documents or instruments reasonably requested by CALYPSO to give full effect to the provisions of this Section 3.6.

(c) In addition, the Distributor unconditionally agrees, subject to the provisions of Section 3.3(b), that it shall, upon the request of CALYPSO, immediately inform all relevant regulatory authorities that the Distributor is no longer a distributor of the Agreement Products and shall take all action and execute and deliver all documents and instruments necessary in order to transfer to the fullest extent permitted under applicable law all registrations and Product License Approvals, or applications therefor, for the Agreement Products to CALYPSO or any Person nominated by CALYPSO.
3.7. Effects of Termination.
(a) Upon termination of this Agreement for any reason, the Distributor shall immediately discontinue making any representations regarding its status as a distributor for CALYPSO and shall immediately cease conducting any activities with respect to the marketing, promotion, sale or distribution of the Agreement Products, provided, however, that the Distributor shall be permitted to sell inventory not repurchased by CALYPSO in accordance with Section 3.3.
(b) Termination of this Agreement shall not affect obligations of either party that may have accrued prior to the effective date of termination. Subject to Clause 3.8 below, termination of this Agreement shall be in addition to, and shall not be exclusive of or prejudicial to, any other grounds for termination or rights or remedies at law or in equity which either party may have on account of any default of the other party.
3.8. Waiver. The Distributor hereby waives, to the extent it is able to do so under the laws of the United States and other applicable law, any statutory rights it may have or acquire in respect of the termination of the relationship established hereby pursuant to the terms hereof, and agrees that the rights available to it hereunder in the event of such termination are adequate and reflect the agreement of the parties. The Distributor shall not have any right to claim any indemnity for goodwill or lost profits or any damages arising from the rightful termination of this Agreement in accordance with the terms hereof.
4. Payments. All payments hereunder shall be made in U.S. Dollars. Payments to CALYPSO shall be wired to an account designated by CALYPSO and the costs of any such remittance shall be borne by the Distributor.

5. Withholding. All payments to be made by the Distributor under this Agreement shall be made in full, free and clear of and without any deduction of or withholding for or on account of any taxes levied in any country of the Territory or elsewhere; provided that if the Distributor shall be required by law to make any deduction or withholding from any payment to CALYPSO then:
(a) the Distributor shall ensure that such deduction or withholding does not exceed the minimum legal liability therefore; and
(b) not later than 30 days before each deduction or withholding of any taxes, the Distributor shall forward to CALYPSO such documentary evidence as may be required by CALYPSO in respect of the proposed deduction, withholding or payment; and
(c) prior to any deduction or withholding the parties shall attempt in good faith to agree upon revised mutually acceptable pricing and/or payment terms.
6. Trademarks; Agreement Product Marking; Promotional Information.
6.1. Trademarks. Subject to the provisions of Section 3.6, CALYPSO hereby licenses to the Distributor the right to use, and hereby requires solely in association with the independent sale by the Distributor of the Agreement Products the use of, the Trademarks in the Territory during the term of this Agreement. The Distributor agrees that any and all goodwill developed in the Trademarks used by Distributor hereunder shall inure to and be owned by CALYPSO. The Distributor warrants that it shall not use any of the Trademarks at any time outside the Territory or use any of the Trademarks for any products other than the Agreement Products within the Territory. The Distributor shall not use a trademark or other mark (other than a Trademark) in connection with its distribution of the Agreement Products unless and until it has been agreed upon in writing by each of the parties and become a Trademark as defined herein. CALYPSO shall prosecute, maintain and defend the Trademarks throughout the Term of this Agreement in the Territory. Notwithstanding any of the above, the license to use the Trademarks in the Territory shall not include license to use the Patented Technology for manufacturing, reproduction or for any other use. Any licensing for the usage of the patented technology for manufacturing, reproduction or any other use by the Distributor other than marketing and selling the products provided by Supplier would be expressly prohibited absent a separate licensing agreement.
6.2. Termination of Right to Use Trademarks. Subject to the sell-out right of Section 3.3(b) and except as otherwise provided in Section 3.6, upon termination of this Agreement, the license to use the Trademarks in the Territory shall terminate, and the Distributor unconditionally agrees promptly to take all necessary action and execute and deliver to CALYPSO all necessary documents and instruments to remove the Distributor as a registered user and/or a recorded licensee of the Trademarks and to confirm that the goodwill in the Trademarks shall inure to the benefit of CALYPSO. In the event that the Distributor fails promptly upon written request by CALYPSO to comply with any of its agreements in the preceding sentence of this Section 6.2, the Distributor hereby irrevocably consents to CALYPSO’s taking any action necessary to give effect to such agreements.

6.3. Notice. Each party hereto agrees promptly to notify the other in writing of any infringements or imitations of the Trademarks by third parties, which may come to its attention.
6.4. Labelling; Promotional Materials; Approved Use of Agreement Products.
(a) All labeling, packaging, instructions and specifications relating to the agreed products are subject to the express written approval of the Supplier prior to their use.
(b) The Distributor shall provide CALYPSO with copies of all marketing and promotional material relating to the Agreement Products prior to their use. All marketing and promotional material shall be consistent with the Product Guidelines and the relevant Product License Approvals, and deemed acceptable in such case. Any marketing and promotional material outside the scope of the Product Guidelines shall require the written approval of CALYPSO prior to their use.
(c) The Distributor agrees that its promotion, marketing, sale and distribution of the Agreement Products in the Territory, and the promotional materials and labelling used in connection therewith, shall be strictly in accordance with the approved use of the Agreement Products and as further provided in this Agreement.
6.5. Legend. Subject to applicable laws and regulations in the Territory, all relevant packaging and promotional material for the Agreement Products used or sold by the Distributor shall contain (i) all applicable markings needed to keep the Trademarks enforceable throughout the Territory as reasonably specified by CALYPSO to the Distributor and (ii) a legend which shall be displayed in a reasonably conspicuous manner on all packaging of such Agreement Products containing the corporate identification logo of CALYPSO and indicating that such product has been developed and manufactured by Calypso Wireless, Inc., and its affiliates.

7. Supply of Agreement Products.
7.1. General; Fee.
(a) CALYPSO agrees to sell the Agreement Products to the Distributor, on the terms and subject to the conditions set forth herein, for resale by the Distributor within the Territory, and the Distributor shall obtain the Agreement Products for resale in the Territory only from CALYPSO or its Affiliates. CALYPSO shall not sell the Agreement Products itself or supply of the Agreement Products to any third party for resale within the Territory, provided that CALYPSO’s obligations under this sentence shall be subject to (i) applicable law and (ii) the provisions of this Agreement, including Section 2.3.
(b) CALYPSO aggress to make available a sufficient number of CALYPSO units to comply with the provisions of this Agreement, at a unit price to be determined under separate agreement.
(c) The failure by CALYPSO to receive all or any portion of the payments set forth in Section 7.1(b) above shall not invalidate, rescind, diminish or otherwise effect the grant of the distribution rights by CALYPSO to Distributor, unless such payment is earned by CALYPSO and Distributor subsequently fails to make such payment in a full or timely manner (a “Fee Payment Default”).
7.2. Minimum Amounts.
(a) The Distributor hereby undertakes to purchase the following Minimum Amounts during each Agreement Year.

Agreement Years	Minimum Purchases
1
100,000 units upon execution of the agreement; 150,000 additional units purchased and delivered prior to the end of the contract year (400,000 additional units if exclusive Territory is expanded to include the European Union).

2-5	250,000 units per contract year.
(500,000 units if exclusive Territory is expanded to include the European Union).

(b) If CALYPSO has appointed a new distributor in the Territory pursuant to Section 2.3 and the Distributor has the right to distribute the Agreement Products in the Territory, the supply pricing for the Distributor’s purchase of the Agreement Products for sale in the Territory shall not exceed the supply pricing paid for the Agreement Products by such new distributor appointed by CALYPSO within the Territory. For the avoidance of doubt, in such event CALYPSO or any Affiliate of CALYPSO shall have the right to sell the Agreement Products in any such country at any price, including a price that is lower than the then applicable Minimum Price.
(c) The price initially payable by the Distributor to CALYPSO for each unit of the Agreement Products during each Agreement Year shall be the applicable Minimum Price (subject to adjustment at the close of each applicable Agreement Year in accordance with Section 7.2(d) below).
(d) CALYPSO shall retain the right to adjust the price of the units during each Agreement Year due to price inflation of phone parts, changes in the exchange rates and for any other reason that would otherwise increase the price of the parts used in the manufacturing process. Such price increases shall be notified within 30 days after the end of each Agreement Year.
(e) All purchases of the Agreement Products hereunder shall be billed and paid in U.S. Dollars upon delivery of the Agreement Products. Distributor shall make payments to CALYPSO by interbank transfer prior to the release of the Products.
7.3. Sales and Supply Forecasts; Accounts.
(a) At least 30 days prior the end of each Agreement Year, the Distributor shall provide to CALYPSO an updated supply forecast of units in excess of the minimum amounts as described in Section 7.2(a) above to be obtained by the Distributor for sale (“Supply Forecast”). The first of each Supply Forecast shall constitute a binding commitment by the Distributor to purchase such quantity of Agreement Products (“Binding Forecast”).
7.4. Shipment and Delivery; Packaging; Shelf Life.
(a) The Agreement Products are sold FOB, Manufacturer.
(b) The Distributor shall submit a binding purchase order setting forth the quantities, delivery date and shipping instructions with respect to each shipment of the Agreement Products, such purchase orders to be received by CALYPSO at least 180 days prior to the requested delivery date. CALYPSO shall have no obligation to supply Distributor with quantities of the Agreement Products in excess of the amounts in the then current Supply Forecast for the relevant period. For the avoidance of doubt, all purchase orders submitted with respect to any Agreement Products prior to the Launch of such Agreement Product shall be binding.
7.5. Risk of Loss. CALYPSO shall bear all risk of loss of, or damage to, all units of the Agreement Products to the extent the same is in its possession or the possession of its Affiliates, nominees or agents. The Distributor shall bear all risk of loss of, or damage to, all units of the Agreement Products after delivery to a common carrier for shipment to the Distributor in accordance with Section 7.4.
7.6. Acceptance. All units of the Agreement Products delivered to Distributor pursuant to this Agreement shall be deemed accepted upon delivery to a common carrier for shipment. Any non-conformity which arises after acceptance by Distributor directly associated with Product quality and specification shall be the responsibility of CALYPSO unless such non-conformity is due to improper storage conditions subsequent to delivery of the Agreement Products. All other non-conformities of the Agreement Products shall be the responsibility of the Distributor. CALYPSO and the Distributor agree to consult with each other in order to resolve the discrepancy between each other’s determinations. If such consultation does not resolve the discrepancy, the parties agree to nominate a reputable independent quality control company, acceptable to both parties, that shall carry out tests on representative samples taken from such shipment, and the results of such tests shall be binding on the parties. CALYPSO shall at its expense replace any such shipment to the extent that it does not conform to the Agreement Product Specifications. All defective units of the Agreement Products shall be returned to CALYPSO at the address set forth in Section 24 of this Agreement, accompanied or preceded by a reasonably detailed statement of the claimed defect or non-conformity and proof of date of purchase, and packed and shipped according to instructions provided by CALYPSO. The shipping costs of any such returned units shall be borne by CALYPSO, unless such units are determined not to be defective under the terms of this Agreement, in which case such shipping costs shall be borne by the Distributor.

7.7. Purchase Orders. The provisions of this Agreement shall prevail over any inconsistent statement or provisions contained in any document related to this Agreement passing between the parties hereto including, but not limited to, any purchase order, acknowledgment, confirmation or notice. All purchase orders shall be backed with an irrevocable letter of credit with appropriate draw down scheduling and may be provided under separate cover. Letter of credit shall be issued from respectable European Bank acceptable by CALYPSO.
7.8. Limited Warranty; Limitation on Liability.
CALYPSO represents and warrants that the Agreement Products supplied to the Distributor hereunder shall:
(a) conform to the Agreement Product Specifications, as applicable; and
(b) be manufactured substantially equivalent in quality and performance as the commercial samples provided by CALYPSO.
THE FOREGOING WARRANTY IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY CALYPSO WITH RESPECT TO THE AGREEMENT PRODUCTS, AND CALYPSO GIVES AND MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OTHER THAN THE FOREGOING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE IS GIVEN OR MADE BY CALYPSO OR SHALL ARISE BY OR IN CONNECTION WITH ANY SALE OR PROVISION OF THE AGREEMENT PRODUCTS BY CALYPSO, OR THE DISTRIBUTOR’S (OR ITS AFFILIATES’) USE OR SALE OF THE AGREEMENT PRODUCTS, OR CALYPSO’S AND/OR THE DISTRIBUTOR’S (OR ITS AFFILIATES’) CONDUCT IN RELATION THERETO OR TO EACH OTHER. NO REPRESENTATIVE OF CALYPSO IS AUTHORIZED TO GIVE OR MAKE ANY OTHER REPRESENTATION OR WARRANTY OR TO MODIFY THE FOREGOING WARRANTY IN ANY WAY.
The limited warranty set forth in this Section 7.8 does not apply to any non-conformity of the Agreement Products resulting from (a) repair or alteration by any party other than CALYPSO or its Affiliates, (b) misuse, negligence, abuse, accident, mishandling or storage in an improper environment by any party other than CALYPSO or its Affiliates, or (c) use, handling, storage or maintenance other than in accordance with instructions and recommendations provided by CALYPSO or its Affiliates.

CALYPSO’s obligation with respect to units of the Agreement Products which do not meet the warranty contained herein is limited to replacement of such units of the Agreement Products as applicable, provided that such units are returned to CALYPSO accompanied by a reasonably detailed statement of the claimed defect or non-conformity and proof of purchase, and packed and shipped according to instructions provided by CALYPSO, and only if, upon examination by CALYPSO, such units of the Agreement Products are determined to have been defective under the terms of this Agreement.
CALYPSO’S LIABILITY, AND THE EXCLUSIVE REMEDY, IN CONNECTION WITH THE SALE OR USE OF THE AGREEMENT PRODUCTS (WHETHER BASED ON CONTRACT, NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY OR ANY OTHER LEGAL THEORY), SHALL BE STRICTLY LIMITED TO CALYPSO’S OBLIGATIONS AS SPECIFICALLY AND EXPRESSLY PROVIDED IN THIS SECTION 7.8 AND IN SECTION 9 BELOW. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 7.8 AND IN SECTION 9 BELOW, CALYPSO SHALL HAVE NO LIABILITY, OBLIGATION OR RESPONSIBILITY OF ANY KIND, IN ANY WAY OR TO ANY EXTENT, FOR ANY DAMAGES, LOSSES, COSTS, EXPENSES OR LIABILITIES FOR ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE AGREEMENT PRODUCTS OR THE PERFORMANCE THEREOF, OR ARISING IN ANY WAY IN CONNECTION WITH THE PURCHASE OR USE OR INABILITY TO USE THE AGREEMENT PRODUCTS, EVEN IF CALYPSO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WHATSOEVER SHALL CALYPSO HAVE ANY LIABILITY, OBLIGATION OR RESPONSIBILITY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING IN ANY WAY IN CONNECTION WITH THE AGREEMENT PRODUCTS OR THEIR SALE OR USE.
8. Advertising Revenue.
8.1. The promotion and obtaining of advertising revenue will be separately conducted by Franc Advertising, Ltd., on behalf of the Distributor.
8.2. Incremental Royalties. The Parties will negotiate at the earliest opportunity an agreement governing the solicitation of advertising and allocation and distribution of advertising revenue, which will provide CALYPSO to receive 7% of the gross revenue or a reasonable percentage to be negotiated at a later time.
9. Indemnification; Confidentiality; Public Announcement.
9.1. Indemnification from the Distributor. Subject to the provisions of Section 9.3, the Distributor shall defend, indemnify and hold CALYPSO and its Affiliates and their respective directors, officers, agents and employees harmless from and against any and all liabilities, claims, damages and expenses (including without limitation actual court costs and reasonable attorneys’ fees regardless of outcome) resulting from claims of third parties or arising out of Distributors methods of operations, methods of sales, methods of representation, methods of advertising and any other actions not contemplated in this Agreement; provided, however, that upon CALYPSO being advised of any assertions of any such third party claims or suits or upon the bringing or filing of such claims or suits by any third party against CALYPSO, CALYPSO will promptly notify the Distributor thereof and CALYPSO may, at its option, permit the Distributor’s attorneys to handle and control the defense of such claims or suits at the Distributor’s cost and CALYPSO will co-operate with the Distributor in the defense thereof. The parties agree that there shall be no settlements, whether agreed to in court or out of court, without the prior written consent of the indemnifying party.

9.2. Indemnification from CALYPSO. Subject to the provisions of Section 9.3, CALYPSO shall defend, indemnify and hold the Distributor and its Affiliates and their respective directors, officers, agents and employees harmless from and against any and all liabilities, claims, damages and expenses (including without limitation actual court costs and reasonable attorneys’ fees regardless of outcome) resulting from claims of third parties arising out of infringement of the Trademarks or Patents resulting from the sale of the Agreement Products or use of the Trademarks or Patents in the Territory; provided, however, that upon the Distributor being advised of any assertions of any such third party claims or suits or upon the bringing or filing of such claims or suits by any third party against the Distributor, the Distributor will promptly notify CALYPSO thereof and, at CALYPSO’s cost, permit CALYPSO’s attorneys to handle and control the defense of such claims or suits and will co-operate with CALYPSO in the defense thereof. The parties agree that there shall be no settlements, whether agreed to in court or out of court, without the prior written consent of the indemnifying party.
9.3. Limitation on Liability.
NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN SECTIONS 9.1 AND 9.2 ABOVE, OR ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT (INCLUDING THE FAULT, NEGLIGENCE OR STRICT LIABILITY OF EITHER PARTY) SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES OTHER THAN TO THE EXTENT NECESSARY TO REIMBURSE SUCH OTHER PARTY FOR DAMAGES ACTUALLY PAID TO A NON-AFFILIATED THIRD PARTY, PROVIDED THAT SUCH DAMAGES ARE OTHERWISE COVERED BY THE PROVISIONS OF SECTION 9.1 OR SECTION 9.2, AS THE CASE MAY BE.

9.4. Confidential Information. All information acquired by either party (the “Recipient”) from the other party or any of its Affiliates (the “Discloser”) during the term of this Agreement or prior to the Effective Date, relating directly or indirectly to the present or potential business, operations, corporate, technical or financial situation of the Discloser, or to manufacturing know-how, patents, data, test results, techniques, processes, procedures, raw materials, dealer, supplier and customer lists, or any improvements thereof of the Discloser (“Confidential Information”) is confidential, and shall be held in trust by the Recipient for the exclusive benefit of the Discloser. Unless otherwise agreed to in writing by the Discloser, the Recipient shall not at any time, either during or subsequent to the term of this Agreement, use for itself (other than in accordance with the terms of this Agreement) or any other Person, or disclose or divulge to any Person, other than to those of its employees and advisors and Affiliates who require the same for the purposes hereof and who are bound by the same obligations of confidentiality, non-disclosure and non-use as set forth herein, any Confidential Information or any other confidential or proprietary information of the Discloser of which the Recipient may acquire knowledge; provided, however, that the confidentiality, non-disclosure and non-use provisions contained in this Section 9.4 shall not apply to any information or data to the extent that the Recipient:
(a) shall demonstrate by clear and convincing evidence that such information or data is known generally to persons in the trade through no act or omission of the Recipient or any of its Affiliates;
(b) is required by any government authority to disclose such information or data, including without limitation for the purposes of obtaining and maintaining any Product License Approvals under this Agreement; or
(c) shall demonstrate by its written records was disclosed to or created by it or its Affiliates on a non-confidential basis from a source other than the Discloser or its Affiliates and that such disclosure or creation did not constitute a breach of any applicable confidentiality obligations.

Confidential Information shall be immediately returned to the Discloser upon termination of this Agreement, along with any copies, reproductions, digests, abstracts or the like of all or any part thereof in the Recipient’s possession or under the Recipient’s control, and upon such return any computer entries or the like relating thereto shall, to the extent legally permissible, be destroyed. Such return (and destruction) will not affect the Recipient’s obligations hereunder which shall survive indefinitely. Notwithstanding anything herein to the contrary, the provisions of this Section 9.4 shall be subject to CALYPSO’s rights under Section 3.6.
9.5. Public Announcement. Except as shall be necessary for governmental notification purposes or to comply with applicable laws and regulations, and except as otherwise agreed to by the parties hereto in writing, the parties agree to keep the existence of this Agreement, and the transactions contemplated hereby, strictly confidential. In the event that a party must file this document or otherwise disclose any of its subject matter pursuant to public filing requirements, such party shall seek confidential treatment of those portions of the Agreement as the parties shall mutually agree upon. The parties shall agree upon the text of an initial public announcement relating to the transactions contemplated by this Agreement as soon as possible. Any subsequent public announcements regarding this Agreement or the transactions contemplated herein shall also be agreed upon in writing between the parties prior to any release thereof.
10. New Products.
10.1 Distributor will, from time to time, suggest and discusses possible hardware and software modifications of the Agreement Products with CALYPSO and the expanded use of CALYPSO’s ASNAP technology and will discuss all possible joint venture opportunities.
10.2. Nothing in this Section 10 shall be construed, by implication or otherwise, (i) to effect any sale or license of proprietary CALYPSO technology (including any New Products), (ii) to grant any license relating to CALYPSO’s proprietary methods of formulating, fabricating and manufacturing the Agreement Products or New Products, or (iii) to grant Distributor any rights in or to any proprietary technology or patents or trademarks of CALYPSO.
11. Licensing the Agreement Products for Manufacture. The Parties shall discuss the possibility to enter into a licensing agreement for the manufacturing of the Agreement Products utilizing Calypso’s Patents. Notwithstanding the above, CALYPSO shall have the right to assign, license or negotiate with any other company the manufacturing of the Agreement Products utilizing the Calypso Patents outside the Distributor’s Territory.
12. Representations of CALYPSO. CALYPSO represents, warrants and covenants as follows:

12.1. It is a corporation duly organized and validly existing under the laws of the State of Delaware with the full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.
12.2. This Agreement is a valid and binding obligation of CALYPSO enforceable in accordance with its terms. CALYPSO has the unencumbered right to enter into this Agreement and to fulfill its duties hereunder. It is not and will not become a party to any agreement in conflict herewith. Accordingly, CALYPSO has the right to appoint the Distributor as the exclusive distributor of the Agreement Products in the Territory in accordance with the terms of this Agreement and such appointment will not constitute a breach of any existing contractual or other arrangements between CALYPSO and any Affiliated or non-Affiliated third party, nor shall it infringe the rights of any Affiliated or non-Affiliated third party.
12.3 No approval, consent, order, authorization or license by, giving notice to or taking any other action with respect to, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by CALYPSO and the performance by CALYPSO of its obligations hereunder.
13. Representations of the Distributor. The Distributor represents, warrants and covenants as follows:
13.1 It is a corporation duly organized and validly existing under the laws of England with full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.
13.2. This Agreement is the Distributor’s valid and binding obligation enforceable in accordance with its terms. The Distributor has the unencumbered right to enter into this Agreement and to fulfill its obligations hereunder. It is not and will not become a party to any agreement in conflict herewith. Accordingly, the Distributor has the right to act as the exclusive distributor of the Agreement Products in the Territory in accordance with the terms of this Agreement and the performance of its obligations hereunder will not constitute a breach of any existing contractual or other arrangements between the Distributor and any Affiliated or non-Affiliated third party, nor shall it infringe the rights of any Affiliated or non-Affiliated third party.
13.3. No approval, consent, order, authorization or license by, giving notice to or taking any other action with respect to any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by the Distributor and the performance by the Distributor of its obligations hereunder.

14. Insurance. Each party hereto shall (a) obtain and maintain such insurance policies as are adequate to cover its respective obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated and (b) provide the other party, upon request, with certificates of insurance confirming the existence of such insurance policies.
15. Infringement. Each of the Distributor and CALYPSO will promptly notify the other party in writing of any infringement of a Patent or Trademark or unauthorized disclosure or use of any Confidential Information, of which it becomes aware in the Territory. CALYPSO shall have the exclusive right at its own cost to take all legal action in the Territory it deems necessary or advisable to eliminate or minimize the consequences of such infringement of a Patent or Trademark in the Territory. For the purpose of taking any such legal action, CALYPSO shall have the right, subject to the Distributor’s consent which consent shall not be unreasonably withheld or delayed, to use the name of the Distributor as plaintiff, either solely or jointly in accordance with the applicable rules of procedure; provided that CALYPSO shall give the Distributor prior notice of such use of the Distributor’s name. The Distributor shall promptly furnish CALYPSO with whatever written authority may be required in order to enable CALYPSO to use the Distributor’s name in connection with any such legal action, and shall otherwise cooperate fully and promptly with CALYPSO in connection with any such action. All proceeds realized upon any judgment or settlement regarding such action shall belong to CALYPSO.
16. Further Assurances. The parties hereto agree to execute such further or other documents and assurances as are necessary from time to time in order to give effect to the provisions of this Agreement.
17. Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. Neither party may assign its rights or obligations under this Agreement or may designate another person to perform all or part of its obligations under this Agreement, or to have all or part of its rights and benefits under this Agreement without the prior written consent of the other party, except to an Affiliate or to a successor of the business, by merger or otherwise, to which this Agreement relates, provided that in the case of an assignment to an Affiliate the assigning party shall promptly notify the other party in writing of such assignment and shall remain liable (both directly and as guarantor) with respect to all obligations so assigned. In the event of any assignment or in the event that an Affiliate of either party shall exercise rights and/or perform obligations hereunder pursuant to the terms of this Agreement, the assignee or Affiliate, as the case may be, shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement satisfactory to the other party hereto.

18. Governing Law; Arbitration; Injunctive Relief.
(a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of Florida, United States of America, and shall not be governed by the United Nations Convention for International Sale of Goods.
(b) Dispute Resolution. In the event of any dispute touching or concerning this Agreement, the parties hereby agree to submit such dispute:
(i) first, to the most senior executive officer of the business unit of each party responsible for the business of the Agreement Products, or their designees, and if the dispute is not successfully resolved by these senior executive officers within a period of twenty (20) days through good faith discussions, or such other period as is agreed upon in writing by the parties; then
(ii) second, for arbitration in Miami, Florida under the Rules of the American Arbitration Association in effect on the date of this Agreement (the “Rules”) by arbitrators appointed in accordance with said Rules. Any decision of such arbitrators shall be written and shall be final and binding upon the parties. In any arbitration pursuant to this Section the award shall be rendered by a majority of three (3) arbitrators, one (1) of whom shall be appointed by each party and the third of whom shall be appointed by mutual agreement of the two (2) party-appointed arbitrators. In the event of failure of a party to appoint an arbitrator within thirty (30) days after commencement of the arbitration proceeding or in the event of failure of the two (2) party-appointed arbitrators to agree upon the appointment of the third arbitrator within thirty (30) days after commencement of the arbitration proceeding, such arbitrator shall be appointed by the American Arbitration Association in accordance with the Rules. The arbitrators shall apply the governing law set forth in this Section. Judgment upon an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(c) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, notwithstanding the provisions of Section 19(a) to the contrary, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court in the state of the principal offices of the other party, equitable relief of a kind appropriate in light of the nature of the ongoing threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party’s reasonable costs, including attorney’s fees, incurred in connection with defending such action. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.
19. Severability. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction or by any governmental body to be invalid or unenforceable, such provision shall be deemed severable and the remaining parts and provisions of this Agreement shall remain in full force and effect.
20. Force Majeure. Each of the parties shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure, and such excuse shall continue as long as the condition constituting such force majeure continues. For the purpose of this Agreement, force majeure is defined as contingencies beyond the reasonable control of either party, including, without limitation, acts of God, judicial or regulatory action, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm and labor disturbances (whether or not any such labor disturbance is within the power of the affected party to settle).
21. Interest. Any overdue amounts payable by either party hereunder shall bear interest compounded monthly at 1.5%, or, if lower, the highest rate permissible by applicable law, from the due date until the date of payment.
22. No Partnership or Agency. This Agreement and the relations hereby established by and between CALYPSO and the Distributor do not constitute a partnership, joint venture, agency or contract of employment between them. The relationship between the parties established by this Agreement shall be solely that of vendor and vendee and all rights and powers not expressly granted to the Distributor are expressly reserved to CALYPSO. The Distributor shall have no right, power or authority in any way to bind CALYPSO to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied. The Distributor specifically agrees that it shall have no power or authority to represent the CALYPSO in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement.

23. Notices. All communications in connection with this Agreement shall be in writing and delivered personally or sent by postage prepaid first class mail, nationally recognized overnight courier service, or facsimile, and if relating to default, late payment or termination, delivered personally or by certified mail, return receipt requested, facsimile or courier, addressed to each party as set forth below:

To CALYPSO:
CALYPSO WIRELESS, INC.
5753 NW 158 Street
Miami Lakes, Florida 33014
Attention: President, George Schilling
Telephones: 305 828-1483
   305 828-6230 Fax

To Distributor:
FRANC TELECOM, LTD.
J M Doon Pandit
13 Austin Friars
London, England EC2N2JX

And

Willian VanDercreek
P.O. Box 1328
Tallahassee, FL. 32302
3810 Longford Dr.
Tallahassee, FL. 32309

or to such other address as the addressee shall last have designated by notice to the communicating party. The date of giving any notice shall be the date of its actual receipt.
24. Survival. The provisions of Sections 3.3, 3.6, 3.7, 3.8, 6.2, 9.1, 9.2, 9.3, 9.4, 9.5, 11, 18 and 24 of this Agreement shall survive the termination or expiration of this Agreement (as the case may be) and shall remain in full force and effect. The provisions of this Agreement that do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting the rights and obligations of the parties hereto with regard to, any dispute, controversy or claim which may arise under, out of, or in connection with this Agreement.
25. Miscellaneous. This Agreement sets forth the entire agreement between the parties with respect to the transactions and arrangements contemplated hereby and supersedes all prior oral or written arrangements. This Agreement may be modified or amended only by a written instrument executed and delivered by both parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party except by an instrument in writing signed and delivered by the party executing the waiver. This Agreement may be executed in several identical counterparts, each of which shall be an original, but all of which constitute one instrument, and in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CALYPSO: CALYPSO WIRELESS, INC.

By: /s/ George Schilling - President-CEO
(Authorized Officer)

DISTRIBUTOR: FRANC TELECOM, LTD

By: /s/s JM - Franc Telecom.
(Authorized Officer)

EXHIBITS

Exhibit A — Agreement Products Specification and Approval Documents

Exhibit B — Patents and Trademarks

EXHIBIT A

Agreement Products Specification and Approval Documents

EXHIBIT B

Patents and Trademarks

Patents

Trademarks